Exhibit 99.1

        eMerge Interactive Reports Third Quarter and Nine Months Results


       Revenues for the Quarter Increase 91% to $254,000 from $133,000

   Net Loss for the Quarter Improves 65% to $2.0 Million from $5.7 million


    SEBASTIAN, Fla., Oct. 23 /PRNewswire-FirstCall/ -- eMerge Interactive, Inc. (Nasdaq: EMRG), a technology company providing VerifEYE(TM) food-safety systems, individual-animal tracking and database management services to the $40 billion beef industry, today announced third quarter results for the three and nine-month periods ending September 30, 2003.

    For the quarter and nine months ended September 30, 2003, revenues were $254,000 and $739,000, respectively, compared to $133,000 and $458,000 in the comparable prior year periods. Net loss for the quarter was $2.0 million, or $0.05 per share, compared to $5.7 million, or $0.15 per share, in the same quarter last year. Net loss for the nine months was $7.1 million, or $0.18 per share, compared to $26.8 million, or $0.68 per share, in the comparable prior period. Included in the net loss for the quarter and the nine months is $298,000 and $134,000, respectively, of gain from discontinued operations relating to the collection of receivables, previously considered uncollectible, in excess of expenses relating to previously closed cattle operations. This compares to $754,000 and $11.6 million of loss from discontinued operations for the quarter and nine months in the comparable prior year periods, respectively.

    The increase in revenues during the quarter primarily reflects continued sales of the Company's recently commercialized meat-inspection technology, VerifEYE Solo(TM), as well as lease revenues, beginning in September 2003, from the first Carcass Inspection System (CIS) installed at an Excel Corporation beef processing facility located in Schuyler, Nebraska. Excel Corporation is a leading U.S. beef processor and a wholly owned subsidiary of Cargill Incorporated.

    Gross profit for the quarter increased to $178,000, or 69.9 percent of sales, from $68,000, or 51.0 percent of sales, reflecting the Company's strategy to decrease its overhead costs and focus primarily on its high margin technology products and services.

    Selling, general and administrative expenses for the quarter remained unchanged from the prior year quarter at $1.4 million, reflecting the implementation of prior restructurings.

    Technology and development costs for the quarter declined $383,000 from the same quarter last year, or 46.5 percent, to $441,000, reflecting the shift to commercialization of the Company's VerifEYE products.

    Operating loss for the quarter declined $1.6 million, or 41.6 percent, to $2.3 million from $3.9 million in the comparable period a year ago. Included in operating loss for the quarter is $608,000 of depreciation expense, compared to $947,000 in the same period a year ago. Operating loss for the nine months declined $4.7 million, or 39.7 percent, to $7.2 million from $12.0 million in the comparable period a year ago. Included in operating loss for the nine months is $1.9 million of depreciation expense, compared to $3.0 million in the same period a year ago.

    Cash and cash equivalents at September 30, 2003 were $1.7 million. As noted last quarter, the Company is in the process of seeking additional sources of liquidity to fund current working capital requirements and has formed an independent committee of the board, which is currently in the process of reviewing funding proposals and opportunities. These sources of liquidity may include the issuance by the company of debt or equity securities, including equity securities that may be issued at a discount to the Company's current market price. In the event equity securities are issued, our stockholders may experience significant dilution. Although the Company's goal is to complete the additional funding in the current fourth quarter, there can be no assurance that such funding will be secured.

    "We are pleased with the increasing acceptance of our products and services in the beef industry, which is reflected by our revenue growth and increased number of customer inquiries, particularly overseas," stated, David
C. Warren, eMerge's President and Chief Executive Officer. "We recently announced new distribution agreements for Europe and Australasia and are currently negotiating additional distribution agreements in other countries to further expand our market opportunities."

    During the quarter, the Company also continued to make progress towards industry adoption of its VerifEYE CIS units. Excel Corporation, the Company's original development partner, has accepted the technology for use and plans are underway to install the CIS units in all of their North American locations.

    Likewise, the Company's animal tracking and data base management system, CattleLog(TM), continues to garner strong interest as a unique solution to regulatory changes that require country of origin labeling, mandatory individual identification of beef animals or as a solution to assist in the tracking of biohazard outbreaks, including mad cow disease. During the quarter, the Montana Beef Network selected the Company's CattleLog individual-animal data collection and reporting system to manage their electronic data collection and analysis and information exchange efforts.


    Quarterly Webcast

    eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss third quarter results. You can access the Webcast through the Company's Website address at www.emergeinteractive.com or through Thomson Financial's First Call Website address at http://www.firstcallevents.com/service/ajwz391162185gf12.html .


    About eMerge Interactive

    eMerge Interactive, Inc. is a technology company providing VerifEYE food-safety systems, individual-animal tracking and database management services to the beef industry. The Company's individual animal-tracking technologies include CattleLog, an exclusive data-collection and reporting system that enables beef-verification and branding. The Company's food-safety technologies include VerifEYE, a meat-inspection system that was developed and patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.


    For additional information regarding this press release or if you have investor questions please contact Juris Pagrabs, eMerge's Chief Financial Officer, at 772-581-9741.


    This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as "anticipates," "believes," "expects," "intends," "may," "will" and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.


                           eMerge Interactive, Inc.
               Condensed Consolidated Statements of Operations
                                 (unaudited)

                         Three Months Ended            Nine Months Ended
                            September 30,                 September 30,
                          2003          2002            2003           2002

    Revenue              $254,000     $133,000        $739,000      $458,000

    Cost of revenue        76,000       65,000         240,000       287,000
     Gross profit         178,000       68,000         499,000       171,000

    Operating expenses:
     Selling, general
      and
      administrative    1,433,000    1,388,000       4,450,000     5,672,000
     Technology and
      development         441,000      824,000       1,364,000     2,215,000
     Impairment,
      restructuring and
      related charges          --      856,000              --     1,259,000

     Depreciation
      expense             608,000      947,000       1,901,000     2,982,000

     Operating loss    (2,304,000)  (3,947,000)     (7,216,000)  (11,957,000)

    Interest and other
     (expense)/income, net  3,000    1,342,000         (13,000)    1,508,000
    Interest expense       (6,000)     (10,000)        (19,000)     (442,000)
    (Loss)/gain on
     disposal of assets     3,000       14,000           6,000       (36,000)
    Loss on early
     extinguishment of debt    --           --              --    (1,813,000)
    Equity in operations of
     unconsolidated investee   --   (2,377,000)             --    (2,395,000)

     Loss from continuing
      operations before
      extraordinary
      loss             (2,304,000)  (4,978,000)     (7,242,000)  (15,135,000)

    Discontinued operations:
     Gain (loss) from
      discontinued
      operations          298,000     (907,000)        134,000   (10,532,000)

     Gain (loss) on
      disposition of
      discontinued
      operations               --      143,000              --    (1,294,000)

     Minority interest         --       10,000              --       188,000

      Net loss        $(2,006,000) $(5,732,000)    $(7,108,000) $(26,773,000)

    Net loss per share     $(0.05)      $(0.15)         $(0.18)       $(0.68)

    Weighted average number
     of common shares
     outstanding -
     basic and
     diluted           39,002,215   39,236,131      38,867,435    39,637,767



                           eMerge Interactive, Inc.
                    Condensed Consolidated Balance Sheets
                                 (unaudited)

                                                 September 30,   December 31,
                                                     2003            2002
    Assets
     Current assets:
      Cash and cash equivalents                   $1,666,000     $5,278,000
      Trade accounts receivable                      135,000        414,000
      Inventories                                    492,000         36,000
      Other current assets                           452,000        484,000
      Due from related parties                       192,000      2,282,000
      Assets held for sale                            87,000             --
       Total current assets                        3,024,000      8,494,000

     Property and equipment, net                   3,818,000      5,348,000
     Food safety systems installed at customers      290,000             --
     Other assets                                     75,000             --
     Due from related parties                             --        217,000

       Total assets                               $7,207,000    $14,059,000

    Liabilities and Stockholders' Equity

     Current liabilities:
      Current installments of capital lease
      obligation                                    $519,000       $315,000
      Accounts payable                               449,000        568,000
      Accrued liabilities                            682,000        758,000
      Advance payments from customers                217,000        102,000
      Total current liabilities                    1,867,000      1,743,000

     Capital lease obligation, excluding
      current installments                                --        197,000

       Total liabilities                           1,867,000      1,940,000

     Stockholders' equity:

      Common stock                                   322,000        320,000
      Additional paid-in capital                 201,056,000    200,729,000
      Accumulated deficit                       (195,610,000)  (188,502,000)
      Treasury stock                                (428,000)      (428,000)
       Total stockholders' equity                  5,340,000     12,119,000

       Total liabilities and stockholders'
       equity                                     $7,207,000    $14,059,000



SOURCE  eMerge Interactive, Inc.
    -0-                             10/23/2003
    /CONTACT:  Juris Pagrabs, Chief Financial Officer of eMerge,
+1-772-581-9741/
    /Audio:  http://www.firstcallevents.com/service/ajwz391162185gf12.html /
    /Web site:  http://www.emergeinteractive.com /
    (EMRG)

CO:  eMerge Interactive, Inc.
ST:  Florida
IN:  CPR
SU:  ERN